Exhibit 99

CNF
2855 CAMPUS DRIVE, SUITE 300
SAN MATEO, CA 94403
(650) 378-5200                                                   NEWS RELEASE




                                                   Contact: Patrick Fossenier
                                                               (650) 378-5353



         CNF INC. NET INCOME FROM CONTINUING OPERATIONS CLIMBS 57
                       PERCENT IN THIRD-QUARTER 2005


SAN MATEO, Calif-October 19, 2005-CNF Inc. (NYSE:CNF) today reported record third-quarter 2005 after-tax income from continuing operations of $62.7 million (after preferred stock dividends), or $1.12 per diluted share, up 57 percent from the third quarter of 2004. This compared with third-quarter 2004 after-tax income from continuing operations of $39.8 million, or 72 cents per diluted share.


Operating income in the third quarter was $103.0 million, up 31 percent from $78.4 million in the same quarter a year ago. Revenue for the third quarter of 2005 was $1.10 billion, up 13 percent from $973.6 million in third-quarter 2004. The effective tax rate in the third quarter was 35 percent compared with 39 percent in the third quarter of 2004. Higher tax-exempt income, increased foreign tax credits, and the classification of higher foreign income tax from Vector SCM in operating income contributed to a lower effective tax rate in the third quarter of 2005 compared to 2004.


Net income for common shareholders in the third quarter of 2005 was $66.0 million, or $1.18 per diluted share. Net income for common shareholders in the third quarter included a 6-cents-per-diluted-share net gain related to discontinued operations. This compares with a net loss for common shareholders of $216.2 million, or $3.90 per diluted share, in the third quarter of 2004, due to impairment charges from the company's forwarding unit sold in December 2004.


For the first nine months of 2005, the company reported after-tax net income from continuing operations of $167.6 million, or $2.99 per diluted share (after preferred stock dividends). Net income for common shareholders through September 30, 2005 was $164.1 million, or $2.93 per diluted share, and includes a net loss from discontinued operations of 6 cents per share. Discontinued operations in the third quarter and first nine months of 2005 reflect the net effect of tax benefits and estimates for litigation and other losses related to discontinued businesses.


Total revenue for the first nine months of 2005 was $3.08 billion and operating income in the same period was $279.8 million.


Commenting on the quarterly results and operations, Douglas Stotlar, CNF president and chief executive officer, said, "We achieved solid growth in both our trucking and supply chain management operations at a faster rate of growth than the overall economy. We have good cost controls in place with leverage for continued improvement. We are an efficient yet flexible company and that served us well during the recent Katrina and Rita hurricanes, where the financial impact was negligible because of our ability to quickly reroute our services and limit disruption of operations. The company and its employees responded to the crisis by donating more than $550,000 to the American Red Cross for hurricane relief."


The company repurchased $37.0 million in company stock in the third quarter as part of a previously announced $300 million stock repurchase program to occur over two years. To date, CNF has repurchased $111.6 million in company stock under the program. The company expects to repurchase approximately $38 million in shares in the fourth quarter of 2005.


CON-WAY TRANSPORTATION SERVICES


For the third quarter of 2005, Con-Way Transportation Services reported:


   * Operating income of $94.4 million, up 34 percent from $70.7 million in the year-ago period.
   * Revenue of $741.4 million, an increase of 11 percent from last year's third-quarter revenue of $666.1 million.
   * Regional-carrier yield increased 4 percent from the prior-year quarter. Without fuel surcharges, yield declined 1 percent.
   * The regional-carrier group achieved an improved operating ratio of 87.3 percent compared to 89.0 in the third quarter of 2004.


MENLO WORLDWIDE


CNF's Menlo Worldwide operations include the combined results for Menlo Logistics and the former Con-Way Logistics, which were integrated in the second quarter, and Vector SCM. For the third quarter of 2005, Menlo Worldwide reported:


   * Total segment operating income of $12.1 million, up 44 percent, compared with $8.4 million in the third quarter of 2004.
   * Menlo Logistics' revenue of $354.8 million, up 16 percent from the prior-year quarter of $305.5 million.
   * Operating income for Menlo Logistics was $7.9 million in the third quarter, up 38 percent from $5.7 million in the third quarter of 2004 due primarily from increased revenue from technology customers.
   * Operating income at Vector SCM was $4.2 million in the third quarter, up 56 percent from $2.7 million in the prior-year quarter from higher European operating income.


OTHER


CNF's "other" operations, which includes the results of Road Systems trailer manufacturing and corporate activities, reported an operating loss of $2.6 million, mostly due to an insurance settlement, compared to an operating loss of $635,000 in the third quarter of 2004.


FOURTH-QUARTER OUTLOOK


Fourth-quarter 2005 diluted earnings per share from continuing operations are expected to be between $0.93 and $1.01. This compares with 74 cents per diluted share earned from continuing operations in the fourth quarter of 2004. Excluding tax related to Vector SCM's foreign income, CNF's tax rate is expected to be 37 percent in the fourth quarter.


CONFERENCE CALL


CNF will host a conference call for shareholders and the investment community to discuss third-quarter results at 11:00 Eastern Daylight Time (8:00 PDT) on Thursday, October 20. The call can be accessed by dialing (866) 264-3634 or
(706)643-3632 (for international callers) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. Related financial and operating statistics to be discussed on the conference call are available on the company's website at www:cnf.com/investor relations/fin highlight.asp. The call will also be available through a live web cast at the investor relations section of the CNF web site www.cnf.com and at www. Streetevents.com. An audio replay will be available for two weeks following the call at (800) 642-1687 or (706)645-9291 (for international callers), using access code
9547228. The replay will also be available at the same web casting sites providing access to the live call.


CNF is a $4 billion freight transportation and logistics company with businesses in less-than-truckload motor carriage, truckload carriage, air freight, logistics, warehousing, supply chain management and trailer manufacturing.


FORWARD-LOOKING STATEMENTS


Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding CNF's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any claims that may be brought against CNF, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of CNF's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility of defaults under CNF's $400 million credit agreement and other debt instruments (including defaults resulting from additional unusual charges), and the possibility that CNF may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, matters relating to CNF's 1996 spin-off of Consolidated Freightways Corporation (CFC), including the possibility that CFC's multi-employer pension plans may assert claims against CNF, matters relating to the sale of Menlo Worldwide Forwarding, Inc., including CNF's obligation to indemnify the buyer for certain losses in connection the sale, and matters relating to CNF's defined benefit pension plans. The factors included herein and in Item 7 of CNF's 2004 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.


                                 CNF INC.
                    STATEMENTS OF CONSOLIDATED OPERATIONS
               (Dollars in thousands except per share amounts)

                               Three Months Ended        Nine Months Ended
                                  September 30,            September 30,
                            ------------------------  ------------------------
                               2005         2004          2005         2004
                            -----------  -----------  -----------  -----------

REVENUES                    $1,099,151   $  973,619   $3,080,709   $2,744,921

Costs and Expenses
  Operating expenses           884,255      792,075    2,471,555    2,231,920
  Selling, general and
   administrative expenses      82,471       76,660      246,195      230,888
  Depreciation                  29,392       26,449       83,110       76,951
                            -----------  -----------  -----------  -----------
                               996,118      895,184    2,800,860    2,539,759
                            -----------  -----------  -----------  -----------
OPERATING INCOME               103,033       78,435      279,849      205,162

  Other Expense, net            (3,490)      (9,723)     (17,098)     (29,460)
                            -----------  -----------  -----------  -----------

Income Before Taxes             99,543       68,712      262,751      175,702
  Income Tax Provision          35,070       26,798       89,271[b]    68,524
                            -----------  -----------  -----------  -----------
Income from Continuing
  Operations                    64,473       41,914      173,480      107,178
                            -----------  -----------  -----------  -----------

Discontinued Operations,
  net of tax
    Gain (Loss) from
      Disposal                   3,335     (260,490)     (3,490)     (260,490)
    Income from
      Discontinued
        Operations                   -        4,444           -         3,114
                            -----------  -----------  -----------  -----------
                                 3,335     (256,046)      (3,490)    (257,376)

Net Income (Loss)               67,808     (214,132)     169,990     (150,198)

Preferred Stock Dividends        1,816        2,075        5,841        6,119
                            -----------  -----------  -----------  -----------

NET INCOME (LOSS)
  APPLICABLE TO COMMON
    SHAREHOLDERS            $   65,992   $ (216,207)  $  164,149   $ (156,317)
                            ===========  ===========  ===========  ===========
Weighted-Average Common
  Shares Outstanding
    Basic                    52,081,891   50,670,398   52,198,251   50,150,987
    Diluted [a]              55,966,289   55,408,636   56,259,541   56,527,092

Earnings (Loss) Per
  Common Share
    Basic
      Net income from
       Continuing
        Operations          $     1.20   $     0.79   $     3.21   $     2.02
      Gain (Loss) from
       Disposal,
        net of tax                0.07        (5.15)       (0.07)       (5.20)
      Income from
       Discontinued
        Operations,
         net of tax                  -         0.09            -         0.06
                            -----------  -----------  -----------  -----------
                            $     1.27   $    (4.27)  $     3.14   $    (3.12)
                            ===========  ===========  ===========  ===========
    Diluted [a]
      Net income from
       Continuing
        Operations          $     1.12   $     0.72   $     2.99   $     1.83
      Gain (Loss) from
       Disposal,
        net of tax                0.06        (4.70)       (0.06)       (4.61)
      Income from
       Discontinued
        Operations,
         net of tax                  -         0.08            -         0.06
                            -----------  -----------  -----------  -----------
                            $     1.18   $    (3.90)  $     2.93   $    (2.72)
                            ===========  ===========  ===========  ===========

                              OPERATING SEGMENTS
REVENUES
  Con-Way Transportation
    Services                $  741,366   $  666,143   $2,095,630   $1,885,484
  Menlo Worldwide
    Logistics                  354,797      305,479      973,782      856,234
  CNF Other                      2,988        1,997       11,297        3,203
                            -----------  -----------  -----------  -----------
                            $1,099,151   $  973,619   $3,080,709   $2,744,921
                            ===========  ===========  ===========  ===========

OPERATING INCOME (LOSS)
  Con-Way Transportation
    Services                $   94,403   $   70,661   $  253,288   $  183,451
  Menlo Worldwide
    Logistics                    7,889        5,710       18,553       16,045
    Vector                       4,220        2,699       13,196        8,079
                            -----------  -----------  -----------  -----------
                                12,109        8,409       31,749       24,124
                            -----------  -----------  -----------  -----------
  CNF Other                     (2,638)        (635)      (2,825)      (2,413)
                            -----------  -----------  -----------  -----------
                               103,874       78,435      282,212      205,162
                            -----------  -----------  -----------  -----------
 Reconciliation of segments
  to consolidated amount:
    Income tax related
     to Vector,
      an equity-method
       investment                (841)            -       (2,363)           -
                            -----------  -----------  -----------  -----------
                            $  103,033   $   78,435   $  279,849   $  205,162
                            ===========  ===========  ===========  ===========

[a] All periods include the dilutive effect of restricted stock, stock options and Series B preferred stock. The nine-month period ended September 30, 2004 also includes the dilutive effect of convertible subordinated debentures, which were redeemed on June 1, 2004.

[b] Includes a $7.0 million second-quarter tax benefit ($0.12 per diluted share) from the reversal of accrued taxes related to the settlement with the IRS of previous tax filings.



                                    CNF INC.
                           CONDENSED BALANCE SHEETS
                            (Dollars in thousands)


                                            September 30,    December 31,
                                                2005            2004
                                            ------------     ------------
ASSETS
  Current assets                            $ 1,463,410      $ 1,509,767
  Current assets of discontinued
    operations                                   11,118            5,128
  Property, plant and equipment, net            942,073          859,321
  Other assets                                   85,923          106,965
  Non-current assets of
    discontinued operations                      23,747           15,220
                                            ------------     ------------
          Total Assets                      $ 2,526,271      $ 2,496,401
                                            ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                       $   657,612      $   678,126
  Current liabilities of discontinued
    operations                                   35,729           34,705
  Long-term debt and guarantees                 582,714          601,344
  Other long-term liabilities and
    deferred credits                            374,581          397,997
  Long-term liabilities of
    discontinued operations                         759            6,862
  Shareholders' equity                          874,876          777,367
                                            ------------     ------------
          Total Liabilities
            and Shareholders' Equity        $ 2,526,271      $ 2,496,401
                                            ============     ============